UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act OF 1934

Date of report (Date of earliest event reported): March 17, 2011

BALLY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31558	88-0104066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment to Current Report on Form 8-K/A amends the Form 8-K filed with the Securities and Exchange Commission on March 18, 2011 to (i) correct the information provided with respect to the Company’s non-management director compensation program, which was previously incorporated by reference to the Company’s definitive proxy statement, which errantly provided that each new non-management director receives a grant of 50,000 stock options rather than an award of $500,000 of stock options and (ii) update the information provided with respect to Mr. Srinivasan.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2011, Bally Technologies, Inc. (the “Company”), announced that the Board of Directors expanded the size of the Board from five to seven directors and appointed Mr. W. Andrew McKenna and Ms. Josephine Linden to fill the two newly created vacancies, effective April 1, 2011.  Mr. McKenna and Ms. Linden’s terms will end at the Company’s 2012 and 2013 Annual Meetings of Shareholders, respectively.  Mr. McKenna and Ms. Linden, each an independent director, will serve as members of the Audit Committee.  Mr. McKenna and Ms. Linden will each participate in the Company’s compensation program for non-management directors.  Specifically, Mr. McKenna and Ms. Linden will each receive an annual retainer of $60,000 per year for serving on the Board and an additional $15,000 per year for serving on the Audit Committee.  Each director will also receive an annual grant of $250,000 of restricted stock on the first trading day of each calendar year for their service for the following year, which amount will be pro-rated for their service in calendar year 2011.  The number of shares of restricted stock is calculated based on the closing price of a share of common stock on the grant date and the award vests on the first anniversary of the grant date.  Each director also receives a one-time appointment grant of $500,000 worth of stock options vesting in three equal installments on the first, second and third anniversaries of the director’s appointment.  The specific number of options granted was 28,361, which was calculated based on a Black-Scholes valuation.  Each director may elect to receive some or all of the cash compensation in the form of restricted stock or restricted stock units and may also elect to receive restricted stock units in lieu of some or all of the restrict stock grant.  Biographical information regarding Mr. McKenna and Ms. Linden is included in the press release filed herewith as exhibit 99.1 and such information is incorporated herein by reference.

The Company also announced that, effective as of March 30, 2011, Mr. Ramesh Srinivasan, Executive Vice President, Systems, will be promoted to serve as the Company’s President and Chief Operating Officer.  Mr. Gavin Isaacs, the Company’s current Chief Operating Officer, will be leaving the Company to become the Chief Executive Officer of ShuffleMaster, Inc.  Mr. Srinivasan’s compensation is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 22, 2010 under the heading “Executive Compensation”.  On April 6, 2011, Mr. Srinivasan received a grant of 18,000 shares of restricted stock and a grant of 36,000 stock options.  Each grant vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.  The Company and Mr. Srinivasan are currently negotiating a new employment agreement.

Mr. Srinivasan, age 50, joined the Company in March 2005 as Executive Vice President of Bally Systems.  Mr. Srinivasan is currently responsible for the Company’s worldwide Systems business including sales, product management, product development, implementation and professional services and customer support.  From 1998 to 2005, Mr. Srinivasan held several positions including Executive Vice President of Warehouse Management Systems at Manhattan Associates, Inc., a global leader in software solutions to the supply chain industry.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

99.1                           Press Release dated March 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: April 7, 2011